UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2007

ACE Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	001-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

               On December 14, 2007, ACE Limited ("ACE"), entered into a stock purchase agreement (the "Stock Purchase Agreement") dated as of December 14, 2007 with Aon Corporation ("Aon"), pursuant to which ACE has agreed to purchase all the outstanding shares of capital stock of Combined Insurance Company of America ("Combined") and fourteen Combined subsidiaries, including Combined Life Assurance Company of Europe, Ltd., Combined International Services, Ltd., Combined Insurance Company of Europe, Ltd., Combined Seguros Mexico, S.A. de C.V., Combined Life Insurance Company of Australia, Ltd., Combined Life Insurance Company of New York, Combined Insurance Company of New Zealand Limited, Combined Insurance (Thailand) Limited, Employee Benefit Communications, Inc., C.I.C.A. Superannuation Nominees Pty. Ltd., Superannuation Fund (CICNZ) Limited, VOL Properties Corporation, S.E.O.S. Limited, and Chiewchanvit Company Limited.

               The all cash purchase price is $2.4 billion and will be adjusted post-closing on a dollar-for-dollar basis to the extent the closing date net worth of Combined exceeds or is less than the target closing date net worth amount of $1,174,000,000. Prior to the closing, (1) Aon and Combined will settle all intercompany indebtedness, and (2) Combined expects to declare and pay to Aon a $325 million special dividend of cash and non-cash assets (plus the proceeds from Aon's separate sale of Sterling Life Insurance Company, which is currently a subsidiary of Combined).

               Combined, which was founded in 1919 and headquartered in Glenview, IL, is a leading underwriter and distributor of specialty individual accident and supplemental health insurance products that are targeted to middle income consumers in the U.S., Europe, Canada and Asia Pacific. The company serves more than four million policyholders worldwide.

               The transaction does not require the approval of ACE's or Aon's shareholders and is not conditioned on receipt of financing by ACE. The sale of Combined is anticipated to be completed by the end of the second quarter of 2008, subject to the satisfaction of certain conditions. The Stock Purchase Agreement contains customary closing conditions for a transaction of this type, including obtaining applicable domestic and foreign antitrust and insurance regulatory governmental approvals, and the absence of any events occurring after the date of the agreement that would have or be reasonably expected to have a material adverse effect on Combined.

               The Stock Purchase Agreement contains customary representations, warranties and covenants. Aon's representations and warranties will generally survive for 12 months. Aon's indemnification obligation for breach of representations and warranties and pre-closing covenants will be subject to (1) a $50,000 per claim deductible with the claims above such amount being subject to an aggregate deductible equal to 1.5% of the purchase price, and (2) an aggregate cap of 15% of the purchase price.

               Each of Aon and ACE are subject to employee non-solicitation provisions for a two-year period post-closing. Aon is subject to a two-year worldwide non-compete with respect to the underwriting of Supplemental Accident & Health and Life insurance products as conducted by Combined as of the closing or for the 12-months prior to closing.

               Aon has agreed to enter into a transition services agreement with ACE for the provision of various transition services to Combined. Combined will enter into a transition services agreement with Aon (as subcontractor) for the provision of various transition services to Sterling. ACE has also agreed that Combined will enter into a 10-year sublease covering Combined's corporate headquarters in Glenview, Illinois.

               Either Aon or ACE may terminate the Stock Purchase Agreement if the closing does not occur by July 31, 2008; however, either party may extend the termination date up to September 30, 2008 if the delay in closing has resulted from failure to obtain certain governmental approvals.

               ACE expects that the purchase price for the transaction will be financed by a combination of available cash and approximately $750 million of new long-term debt.

               The foregoing summary of the Stock Purchase Agreement and the transaction does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement, a copy of which will be filed as an exhibit to ACE's Annual Report on Form 10-K for the year ended December 31, 2007.

ITEM 8.01    OTHER EVENTS

               On December 17, 2007, ACE issued a press release announcing its entry into the Stock Purchase Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

              (d)    Exhibits.

                       99.1 Press release dated December 17, 2007.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By: /s/ Robert F. Cusumano
Name: Robert F. Cusumano
Title: General Counsel

DATE: December 20, 2007